Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Reports Financial Results for the

Third Fiscal Quarter and Nine Months Ended June 30, 2013

WATERTOWN, Mass., August 12, 2013 – Enanta Pharmaceuticals, Inc., (NASDAQ: ENTA), a research and development-focused biotechnology company dedicated to creating small molecule drugs in the infectious disease field, today reported financial results for its third fiscal quarter and nine months ended June 30, 2013.

Third Fiscal Quarter and Nine Months Ended June 30, 2013 Financial Results (unaudited)

Revenue for the three months ended June 30, 2013 was $1.6 million compared to $2.5 million for the three months ended June 30, 2012, and $30.7 million for the nine months ended June 30, 2013 compared to $39.8 million for the nine months ended June 30, 2012. The change in revenue for the nine-month periods is primarily related to the timing and amount of milestone payments from collaborations, which are expected to vary significantly from period to period.

Research and development expenses totaled $4.0 million for the three months ended June 30, 2013 compared to $4.9 million for the three months ended June 30, 2012, and $12.5 million for the nine months ended June 30, 2013 compared to $10.9 million for the nine months ended June 30, 2012. The increase in research and development expenses for the nine-month period is primarily due to increases in external preclinical expenses for our early stage drug discovery programs.

General and administrative expenses totaled $1.8 million for the three months ended June 30, 2013 compared to $1.1 million for the three months ended June 30, 2012, and $4.4 million for the nine months ended June 30, 2013 compared to $3.6 million for the nine months ended June 30, 2012. The increase in these expenses is primarily due to higher stock-based compensation expense related to additional employee stock options and to additional professional fees incurred as a result of operating as a public company.

Net loss for the three months ended June 30, 2013 was $4.1 million compared to a net loss of $3.5 million for the same period in 2012. Net income for the nine months ended June 30, 2013 was $14.1 million compared to $25.5 million for the same period ended 2012.

Cash, cash equivalents and marketable securities totaled $114.8 million at June 30, 2013. This compares to $45.4 million at September 30, 2012. The Company expects that its current cash, cash equivalents and marketable securities will be sufficient to meet its anticipated cash requirements for at least the next 24 months.

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“Our all oral, antiviral hepatitis C pipeline continues to progress with three compounds advancing in clinical development,” stated Jay R. Luly, Ph.D., President and Chief Executive Officer. “For our most advanced compound, ABT-450, our partner has completed enrollment in all six Phase 3 registration studies, and data are expected to read out later this year and into early 2014.”

Recent Developments

•

Six Phase 3 registration studies that include ABT-450, Enanta and AbbVie’s collaborative protease inhibitor for hepatitis C (HCV), are fully enrolled, and a New Drug Application is expected to be filed in calendar 2Q 2014

•

Combination studies of ABT-493 (Enanta and AbbVie’s next-generation collaborative protease inhibitor for HCV) with ABT-530 (AbbVie’s next-generation NS5A inhibitor) were recently initiated, and Phase 2 studies are expected to begin in 2013

•	Enanta was added to the Russell 3000 and Russell 2000 Indexes on June 28, 2013

•	A proof-of-concept study of EDP-239 (Enanta’s NS5A inhibitor) was recently initiated by Novartis, Enanta’s development partner for NS5A compounds for HCV

Upcoming Events and Presentations

Enanta management will participate at the following events:

•	August 12, 2013: Jefferies 2013 Boston Healthcare Summit, Boston, MA

•	September 3, 2013: Citi’s 8th Annual Biotech Conference, Boston, MA

•	September 11-12, 2013: Stifel 2013 Healthcare Conference, Boston, MA

About Enanta

Enanta Pharmaceuticals is a research and development-focused biotechnology company that uses its robust chemistry-driven approach and drug discovery capabilities to create small molecule drugs in the infectious disease field. Enanta is discovering and developing novel inhibitors designed for use against the hepatitis C virus (HCV). These inhibitors include members of three direct acting antiviral (DAA) inhibitor classes – protease (partnered with AbbVie), NS5A (partnered with Novartis) and nucleotide polymerase – as well as a host-targeted antiviral (HTA) inhibitor class targeted against cyclophilin. Additionally, Enanta has created a new class of antibiotics, called Bicyclolides, for the treatment of multi-drug resistant bacteria, with a focus on developing an intravenous and oral treatment for hospital and community MRSA (methicillin-resistant Staphylococcus aureus) infections.

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to the prospects for further clinical development of ABT-450, ABT-493 and EDP-239 and the expected timeline for results of Phase 3 studies of regimens that include ABT-450. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The

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statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: Enanta’s reliance on the development and commercialization efforts of AbbVie for treatment regimens containing ABT-450, ABT-493 or any additional collaboration protease inhibitor and of Novartis for any treatment regimen containing EDP-239 or any additional NS5A inhibitor; regulatory actions affecting clinical development or treatment regimens containing ABT-450, ABT-493, EDP-239 or any additional protease or NS5A inhibitors; clinical development of competitive product candidates of others for HCV and other viruses; Enanta’s lack of clinical development experience; Enanta’s need to attract and retain senior management and key scientific personnel; Enanta’s lack of resources and experience commercializing drugs, including any future proprietary drug candidates it may develop; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s most recent Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

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ENANTA PHARMACEUTICALS, INC

CONDENSED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Revenue	$1,649	$2,542	$30,704	$39,848
Operating expenses
Research and development	4,039	4,925	12,541	10,860
General and administrative	1,788	1,145	4,433	3,603

Total operating expenses	5,827	6,070	16,974	14,463

Income from operations	(4,178)	(3,528)	13,730	25,385
Other income (expense)
Interest income	64	48	146	77
Interest expense	(7)	—	(23)	—
Change in fair value of warrant liability	(17)	(21)	217	(11)

Total other income (expense), net	40	27	340	66

Net income (loss)	(4,138)	(3,501)	14,070	25,451

Accretion of redeemable convertible preferred stock to redemption value	—	(1,330)	(2,526)	(4,035)
Net income (loss) allocable to participating securities	—	—	(13,670)	(19,606)

Net income (loss) allocable to common stockholders	$(4,138)	$(4,831)	$(2,126)	$1,810

Net income (loss) per share allocable to common stockholders:
Basic	$(0.23)	$(4.31)	$(0.30)	$1.68
Diluted	$(0.23)	$(4.31)	$(0.30)	$1.52
Weighted average common shares outstanding:
Basic	17,819,813	1,120,400	7,052,989	1,075,993
Diluted	17,819,813	1,120,400	7,052,989	2,436,637

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ENANTA PHARMACEUTICALS, INC

CONDENSED BALANCE SHEET DATA

(In thousands)

	June 30, 2013	September 30, 2012
Assets
Current assets:
Cash and cash equivalents	$18,878	$10,511
Short-term marketable securities	75,668	33,251
Accounts receivable	876	1,049
Unbilled receivables	981	1,893
Prepaid expenses and other current assets	1,463	604

Total current assets	97,866	47,308
Property and equipment, net	1,152	611
Long-term marketable securities	20,217	1,656
Restricted cash	436	436
Other assets	—	2,151

Total assets	$119,671	$52,162

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$918	$1,851
Accrued expenses	2,023	3,866
Deferred Revenue	—	17

Total current liabilities	2,941	5,734
Warrant liability	1,784	2,001
Other long-term liabilities	535	498

Total liabilities	5,260	8,233

Redeemable convertible preferred stock		158,955
Convertible preferred stock		327
Total stockholders’ equity (deficit)	114,411	(115,353)

Total liabilities and stockholders’ equity (deficit)	$119,671	$52,162

Investor Contact

Carol Miceli

Enanta Pharmaceuticals, Inc.

617-607-0710

cmiceli@enanta.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

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